                                                                      Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements Nos. 33-57103, 33- 57105, 33-70660, 33-25947, 33-6359, and 2-83144 on Forms S-8 dated
December 28, 1994, December 28, 1994, October 21, 1993, December 7, 1988, June 29, 1986 and April 8, 1983, respectively, of our report dated January 28, 1998 on our audits of the consolidated financial statements and financial statement schedule of Hunt Corporation (formerly Hunt Manufacturing Co.) and Subsidiaries as of November 30, 1997 and December 1, 1996 and for the three years in the period ended November 30, 1997, which report is included in this Annual Report on Form 10-K.









Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, PA 19103
February 26, 1998